UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2013

RETAIL PROPERTIES OF AMERICA, INC.

(exact name of registrant as specified in charter)

Maryland	001-35481	42-1579325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2021 Spring Road, Suite 200, Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 218-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2013, James W. Kleifges resigned as Executive Vice President and Chief Accounting Officer of Retail Properties of America, Inc. (the “Company”). In connection with Mr. Kleifges’ resignation, Julie Swinehart, the Company’s Senior Vice President and Corporate Controller, will assume the role as the Company’s principal accounting officer. Ms. Swinehart, 37, has fifteen years of accounting and financial reporting experience and has been employed by the Company since June 2008. During her tenure with the Company, Ms. Swinehart has held various accounting and financial reporting positions and has served as Senior Vice President and Corporate Controller since April 30, 2013. Prior to joining the Company in June 2008, Ms. Swinehart was a Manager of External Reporting at Equity Office Properties Trust for two years and she spent eight years in public accounting in the audit practices of Arthur Andersen LLP and Deloitte & Touche LLP. She received her B.S. in Accountancy from the University of Illinois at Urbana-Champaign and is a Certified Public Accountant.

“Jim served us well during the past six years, and we wish him well in his future endeavors,” commented Steven P. Grimes, the Company’s President and Chief Executive Officer. “We are pleased to have a strong internal candidate in Julie Swinehart, who is able to step up to assume the role as the Company’s principal accounting officer.”

Pursuant to an agreement the Company entered into with Mr. Kleifges, Mr. Kleifges will receive cash payments totaling approximately $375,000 and acceleration of vesting with respect to 9,489 shares of unvested restricted stock of the Company in connection with his resignation, subject to the effectiveness of a customary release of claims. In connection with his resignation, Mr. Kleifges specifically acknowledged that his resignation did not result from any disagreement regarding the Company’s financial reporting or accounting policies, procedures, estimates or judgments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RETAIL PROPERTIES OF AMERICA, INC. (Registrant)

Date: May 15, 2013	By:	/s/ Dennis K. Holland
Dennis K. Holland
Executive Vice President, General Counsel and Secretary